Exhibit No. 99.1
Erie Indemnity Executive Enters Into Stock Trading Plan

September 8, 2005 – Erie Indemnity Company announced today that Jan R. Van Gorder, senior executive vice president, secretary and general counsel, has adopted a pre-set trading plan in accordance with Rule 10b5-1(c) of the Securities and Exchange Act of 1934. Rule 10b5-1(c) allows corporate insiders to enter into pre-arranged stock trading plans when they are not in possession of material non-public information about their company. Mr. Van Gorder adopted the plan on September 7, 2005, during an open window period for the purchase and sale of company securities by officers. The plan requires a 30-day waiting period following adoption before securities may be sold.

Mr. Van Gorder’s plan will cover stock he acquired over many years during his 24-year tenure with the company. The plan is intended to further Mr. Van Gorder’s ongoing asset diversification and estate planning goals.

Mr. Van Gorder intends to continue to hold shares in ERIE common stock sufficient to meet stock ownership requirements established by the Erie Indemnity Company Board of Directors for executive officers.

Erie Indemnity Company provides management services to the member companies of the Erie Insurance Group, which includes the Erie Insurance Exchange, Flagship City Insurance Company, Erie Insurance Company, Erie Insurance Property and Casualty Company, Erie Insurance Company of New York and Erie Family Life Insurance Company.

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 14th largest automobile insurer in the United States based on direct premiums written and the 22nd largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has almost 3.8 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group ranked 425 on the FORTUNE 500 and Erie Indemnity Company is included in Forbes Magazine’s PLATINUM 400 list of the best-managed companies in America.